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                                                                    EXHIBIT 99.1



        Immediate                                Joseph L. Castle II
                                                 610-995-9400



                       CASTLE ENERGY ANNOUNCES AGREEMENT
                            TO SELL INDIAN REFINERY


         RADNOR, PA, May 30, 1995 -- CASTLE ENERGY CORPORATION*
(Nasdaq-NNM:CECX) announced today that it has entered into an agreement to sell its 86,000 B/D Indian Refinery, located in Lawrencville, Illinois, to CORE Refining Corporation, a company formed by William S. Sudhaus, a director and the President of Castle Energy.

         Castle Energy also announced that it had obtained a $30 million interim credit facility for the Indian Refinery. The initial proceeds of the interim credit facility have been utilized to repay all of the Indian Refinery's remaining indebtedness to Metallgesellschaft Corp. (MG) and its affiliates. The interim credit facility will also provide working capital for the operation of the Indian Refinery pending the closing of the acquisition by CORE.

         The agreement for the sale of the Indian Refinery provides for CORE to acquire all of the assets of the Indian Refinery on an "as is, where is" basis. CORE will pay to Castle Energy at closing an amount equal to the adjusted working capital, plus certain capital expenditures of the Indian Refinery, payable in the form of a $5.5 million subordinated promissory note and the balance in cash. The adjusted working capital of the Indian Refinery equaled approximately $23 million as of March 31, 1995. CORE will assume all of the environmental and certain other liabilities relating to the Indian Refinery. In addition, CORE will pay Castle Energy over eight years a royalty of up to $20 million based on deliveries of Caroline condensate by Shell Canada Limited and its affiliates under an existing long-term supply contract. The payment of the royalty will be contingent on continued performance by Shell Canada under the supply contract, which is currently the subject of certain litigation between Castle Energy and Shell Canada.

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* Castle Energy Corporation is not affiliated with Castle Oil Corp.

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         CORE's obligations under the CORE agreement are subject to a number of conditions, including there being no material adverse change in the operations or financial condition of the Indian Refinery, CORE concluding financing for the transaction, and receipt of certain regulatory approvals (including clearance under the Hart-Scott-Rodino Antitrust Improvements Act). Corral Petroleum and Gulf Interstate Oil Company have placed into escrow $16.5 million to provide the equity financing for the transaction. Corral, whose president is Dr. Ghazi M. Habib, is owned by a prominent Saudi businessman, Mr. Mohammed Al-Amoudi. Corral also owns OK Petroleum Company, the largest oil company in Sweden. Gulf Interstate, headquartered in Dubai, and represented by its President, Dr. Edward
T. Saad, is active in the supply of crude and refined products, in processing and in product distribution. CORE has also obtained a "highly confident" letter for up to $100 million of high-yield debt financing and a commitment letter for a $125 million revolving credit facility from major financial institutions.

         Castle Energy's obligations under the CORE agreement are also subject to a number of conditions, including approval by Castle Energy's stockholders of the proposed plan to sell Castle Energy's refineries, which approval is being sought at Castle Energy's Annual Meeting of Stockholders to be held on June 5, 1995, receipt of a fairness opinion from Lazard Freres & Co. LLP with respect to the transaction, CORE receiving its financing, and receipt of regulatory approvals.

         Under the CORE agreement, Castle Energy may respond to other offers for the Indian Refinery and may accept another offer and terminate the CORE agreement. The CORE agreement provides for Castle Energy to pay CORE's legal and other expenses pending the closing. If the closing occurs, CORE will repay such expenses, including one-half of the expenses incurred by Castle Energy in connection with the Indian Refinery's interim credit facility.

         Castle Energy's Board of Directors, based in part on the recommendation of a Special Committee of the Board, has approved the CORE agreement.

         The interim credit facility will provide up to $30 million for letters of credit and other funds for the operations of the Indian Refinery pending the closing of the transaction with CORE. All indebtedness under the facility will be due on demand by the lenders and, in any case, on August 31, 1995 or, if earlier, the termination of or closing under the CORE agreement. The interim credit facility has been secured by the pledge of the working capital assets for the Indian Refinery. In addition, Castle Energy and two of its subsidiaries engaged in the gas business have guaranteed the interim credit facility and have pledged certain assets as security for such guarantees.

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         Castle Energy owns two refining subsidiaries, Indian Refining Limited
Partnership, which owns the Indian Refinery, and Powerine Oil Company, which owns the Powerine Refinery. Castle Energy is currently holding active discussions with several parties to sell the Powerine Refinery. Unless sold, both Refineries will be closed prior to September 30, 1995. Castle Energy, through various subsidiaries and affiliates, also own a gas sales contract with Lone Star Gas Company, a 77-mile interstate pipeline in Rusk County, Texas, and related gas contracts and interests, and operates approximately 450 oil and gas wells nationwide.